Exhibit 99.1

News Release

Contacts:	Andrew Markwick, QuintilesIMS Investor Relations (andrew.markwick@quintilesims.com) +1.973.257.7144 Tor Constantino, QuintilesIMS Media Relations (tor.constantino@quintilesims.com) +1.484.567.6732

QuintilesIMS Announces Pricing on Offering of Senior Notes

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C. – September 11, 2017 – Quintiles IMS Holdings, Inc. (“QuintilesIMS”) (NYSE: Q) today announced the pricing of the offering of €420 million in gross proceeds of senior notes to be issued by its wholly owned subsidiary, Quintiles IMS Incorporated (the “Issuer”). The net proceeds from the notes offering, together with proceeds from the previously announced amendment to the Issuer’s senior secured credit facility (the “Amendment”), will be used to refinance certain indebtedness of the Issuer, including the redemption of its outstanding 4.125% euro-denominated senior notes due 2023, to pay down the Issuer’s revolving credit facility, to pay fees and expenses related to the notes offering and the Amendment and for other general corporate purposes, which may include share repurchases and acquisitions.

The notes will bear interest at a rate of 2.875% and will pay interest semi-annually in arrears on March 15 and September 15 of each year beginning on March 15, 2018. The notes will mature on September 15, 2025. The issuance of the senior notes is expected to occur on or about September 14, 2017, subject to customary closing conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors including the failure to consummate the notes offering and the Amendment and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. The notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The notes are being offered only to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. investors pursuant to Regulation S.

About QuintilesIMS

QuintilesIMS (NYSE:Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles Transnational and IMS Health, QuintilesIMS’s approximately 50,000 employees conduct operations in more than 100 countries. Companies seeking to improve real-world patient outcomes through treatment innovations, care provision and access can leverage QuintilesIMS’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. QuintilesIMS provides solutions that span clinical to commercial, bringing customers a unique opportunity to realize the full potential of innovations and advanced healthcare outcomes.

As a global leader in protecting individual patient privacy, QuintilesIMS uses healthcare data to deliver critical, real-world disease and treatment insights. Through a wide variety of privacy-enhancing technologies and safeguards, QuintilesIMS protects individual privacy while managing information to drive healthcare forward. These insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders in the development and approval of new therapies, and to identify unmet treatment needs and understand the safety, effectiveness and value of pharmaceutical products in improving overall health outcomes.